Exhibit 99.1

FOR IMMEDIATE RELEASE

Rice Energy Reports Third Quarter 2016 Financial and Operating Results

CANONSBURG, Pa. – November 2, 2016 /PRNewswire/ – Rice Energy Inc. (NYSE: RICE) (“Rice Energy”) today reported third quarter 2016 financial and operating results. Highlights to date include:

•	Third quarter net production increased 23% over the prior year quarter to an average of 747 MMcfe/d, after taking into account a decrease of approximately 27 MMcfe/d related to a prior period adjustment

•	Third quarter 2016 exit rate production of approximately 800 MMcfe/d

•	Third quarter net income of $91 million, a 40% increase relative to the prior year quarter

•	Adjusted EBITDAX(1) of $133 million, a 13% increase over the prior year quarter

•	Achieved record quarterly Rice Midstream Holdings LLC (“RMH”) gathering throughput of 812 MDth/d, a 155% increase over the prior year quarter and 23% higher than second quarter 2016

•	Completed acquisition of Vantage Energy for $2.7 billion in October

•	Completed underwritten public offering of 46 million shares of common stock in October, providing approximately $1.2 billion of net proceeds

•	Increased credit facility borrowing base to $1 billion(2) from $875 million in October

•	Exited the quarter with strong third quarter liquidity position of $1.6 billion(3)(4) and low leverage ratio of net debt to LTM Further Adjusted EBITDAX of 1.4x(3)(5)(6)

Commenting on the results, Daniel J. Rice IV, Chief Executive Officer, said, “Our third quarter results reflect continued execution of our returns-focused strategy, as we further increased efficiencies and reduced development costs, while protecting the balance sheet. We completed our transformative acquisition of Vantage Energy, one that enhances our premier portfolio of high-returning projects and extends RMP’s runway for future growth. Our extensive core acreage position is underpinned by a balanced firm transportation portfolio and systematic hedging strategy to support continued growth. We continue to be well-positioned to benefit from an improving price environment, which positions us for continued success in 2017.”

1.	Please see “Supplemental Non-GAAP Financial Measures” for a description of Adjusted EBITDAX, Further Adjusted EBITDAX and a related reconciliation of Adjusted EBITDAX to the comparable GAAP financial measure.
2.	Vantage Energy assets are not included in borrowing base redetermination.
3.	Pro forma for the Vantage Energy acquisition, which closed on October 19, 2016, the October borrowing base increase and the exercise of the underwriters’ option to purchase 6,000,000 additional shares in connection with our September public offering of 40,000,000 shares of common stock.
4.	Excludes Rice Midstream Partners LP.
5.	Pro forma for the RMP private placement of 20,930,233 common units, the borrowings under the RMP credit facility used to fund the Vantage Energy midstream assets acquisition, which closed on October 19, 2016, and the October RMP revolving credit facility increase.
6.	Pro forma leverage does not include Vantage Energy EBITDAX.

	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2016
Third Quarter 2016 Consolidated Results
Total production (MMcfe/d)	747	726
% Gas	100%	100%
% Operated	86%	87%
% Marcellus	65%	68%
NYMEX Henry Hub price ($/MMBtu)	$2.81	$2.29
Average basis impact ($/MMBtu)	(0.45)	(0.26)
FT fuel and variables ($/MMBtu)	(0.13)	(0.13)
Btu uplift (MMBtu/Mcf)	0.13	0.09

Pre-hedge realized price ($/Mcf)	2.36	1.99
Realized hedging gain ($/Mcf)	0.51	0.84

Post-hedge realized price ($/Mcf)	2.87	2.83
Capacity optimization ($/Mcf)	0.04	0.02

Adjusted realized price ($/Mcf)	$2.91	$2.85

Operating revenues (in thousands)	$198,920	$494,860
Realized gain on derivative instruments (in thousands)	34,895	166,350

Total operating revenues and realized gain on derivative instruments (in thousands)	$233,815	$661,210
Average costs per Mcfe:
Lease operating(1)	$0.17	$0.16
Gathering, compression and transportation	0.43	0.43
Production taxes and impact fees	0.05	0.04
General and administrative(1)	0.35	0.34
Depreciation, depletion and amortization	1.21	1.24
Net income (loss) (in thousands)	$91,078	$(44,326)
Adjusted EBITDAX (in thousands)	$133,396	$373,519
RMH throughput (MDth/d)	812	642
% Third-party	61%	63%

1.	Excludes non-cash equity compensation expense of $0.3 million and $5.6 million attributable to lease operating and general and administrative expenses, respectively, for the three months ended September 30, 2016, and $0.5 million and $16.4 million for the nine months ended September 30, 2016, respectively.

Third Quarter 2016 Financial Results

For the three months ended September 30, 2016, average realized natural gas price, before the effect of hedges, was $2.36 per Mcf. After giving effect to hedges, our average natural gas price was $2.87 per Mcf. Our average adjusted realized price, including capacity optimization and the impact of hedges, was $2.91 per Mcf. Approximately 79% of our third quarter production received favorable Gulf Coast, TCO or Midwest pricing. Our average basis differential for the quarter was ($0.45) per MMBtu, while TETCO M2 and Dominion South averaged ($1.35) and ($1.32) per MMBtu, respectively, below NYMEX Henry Hub for the quarter.

Per unit cash production costs (lease operating; gathering, compression and transportation; and production taxes and impact fees) were $0.65 per Mcfe, a 4% decrease from the prior year quarter. We reported net income of $91 million, a 40% increase over the prior year quarter. Adjusted EBITDAX for the quarter was $133.4 million, a 13% increase over the prior year quarter. We reported adjusted net income(1) of $1 million, or $0.00 income per diluted share after excluding unrealized gains on derivative contracts and other non-recurring income and expense items.

We invested $161 million, including $91 million to drill and complete operated Marcellus and Ohio Utica wells and $15 million for non-operated Ohio Utica development. In addition, we invested $32 million in leasehold activity and $23 million in our RMH midstream assets.

1.	Please see “Supplemental Non-GAAP Financial Measures” for a description of adjusted net income (loss) and a related reconciliation to net income (loss), the comparable GAAP financial measure.

Year to Date 2016 Financial Results

For the nine months ended September 30, 2016, average realized natural gas price, before the effect of hedges, was $1.99 per Mcf. After giving effect to hedges, our average natural gas price was $2.83 per Mcf. Our average adjusted realized price, including capacity optimization and the impact of hedges, was $2.85 per Mcf.

Per unit cash production costs were $0.63 per Mcfe, a 6% decrease from the prior year period. We reported a net loss of ($44.3) million or ($0.30) per diluted share. Year to date Adjusted EBITDAX was $373.5 million, a 24% increase over the prior year. We reported adjusted net loss of ($53.6) million, or ($0.36) per diluted share.

We invested $556 million, including $347 million to drill and complete operated Marcellus and Ohio Utica wells and $60 million for non-operated Ohio Utica development. In addition, we invested $77 million in leasehold activity and $72 million in our RMH midstream assets.

Acquisition of Vantage Energy

On October 19, 2016, we completed the previously announced acquisition of Vantage Energy, LLC and Vantage Energy II, LLC for approximately $2.7 billion, including the assumption of debt. In connection with the acquisition, Rice Midstream Partners LP (NYSE: RMP) (“RMP” or the “Partnership”) purchased the acquired midstream assets from Rice Energy for $600 million.

The acquisition includes upstream assets consisting of approximately 85,000 net core Marcellus acres(1) in Greene County, Pennsylvania, with rights to the deeper Utica Shale on approximately 52,000 net acres and 37,000 net acres in the Barnett Shale. Second quarter 2016 net production of the acquired assets was 399 MMcfe/d (approximately 65% Appalachia, 35% Barnett). The midstream assets include 30 miles of dry gas gathering and compression assets. As part of the transaction, Rice Energy dedicated the acquired Pennsylvania acreage to RMP to provide gas gathering, compression and water services. Aggregate consideration paid at closing was approximately $2.7 billion, which consisted of approximately $1 billion cash, the assumption and retirement of approximately $700 million of debt and the issuance of units in Rice Energy Operating LLC, a subsidiary of Rice Energy, that are immediately exchangeable into 40 million shares of Rice Energy common stock, valued at $1 billion.

1.	Includes approximately 5,000 net royalty acres, the majority of which are leased to Rice Energy.

Financial Position and Liquidity

In October 2016, we completed an underwritten public offering of 46 million shares of our common stock priced at $25.50 per share for $1.2 billion net proceeds. Net proceeds were used to fund a portion of the Vantage Energy acquisition and for general corporate purposes.

On October 19, 2016, our upstream revolving credit facility was amended and restated to, among other things, increase our borrowing base to $1 billion, representing a 14% increase from $875 million.

In October 2016, S&P Global Ratings upgraded our corporate credit rating to ‘B+’ from ‘B’ by S&P Global Ratings. Our issue-level rating on our existing $1.3 billion senior unsecured notes was increased to ‘BB-’ from ‘B-’. Similarly, Moody’s upgraded our Corporate Family Rating (CFR) to ‘B1’ from ‘B2’ and the senior unsecured notes rating was confirmed at ‘B3’.

As of September 30, 2016, our liquidity position, excluding RMP, after giving pro forma effect to the closing of the Vantage Acquisition, was $1.6 billion(1)(2), consisting of $1.3 billion of upstream liquidity and $293 million of RMH liquidity. After giving effect to the closing of the Vantage Acquisition but without including any contribution of Vantage Energy to our Further Adjusted EBITDAX, our consolidated net debt to LTM Further Adjusted EBITDAX ratio was 1.4x as of September 30, 2016.

1.	Pro forma for the Vantage Energy acquisition, which closed on October 19, 2016, the October borrowing base increase and the exercise of the underwriters’ option to purchase 6,000,000 additional shares in connection with our September public offering of 40,000,000 shares of common stock.
2.	Excludes Rice Midstream Partners LP.

Third Quarter 2016 Operating Results

Third quarter net production increased 23% over the prior year quarter to 68.7 Bcfe, or an average of 747 MMcfe/d, after taking into account a decrease of approximately 27 MMcfe/d related to a prior period adjustment. This adjustment relates to a reduction in our working interest and net revenue interest across various Ohio Utica drilling units, as a result of our electing to not participate in certain acreage cross-conveyances. Third quarter 2016 exit rate production was approximately 800 MMcfe/d.

As of September 30, 2016, our core leasehold position was approximately 235,000 acres(1), consisting of approximately 176,000 net Marcellus acres in Washington and Greene Counties, Pennsylvania and 59,000 net Ohio Utica acres primarily in Belmont County, Ohio. In addition, we hold approximately 101,000 net Utica acres across our Pennsylvania leasehold position.

Marcellus Shale

During the third quarter, we drilled 10 net and completed 10 net Marcellus wells for an average cost of $720 per lateral foot. As planned, we did not turn to sales any wells during the quarter.

As of September 30, 2016, we have turned to sales 18 gross (18 net) Marcellus wells during the year.

Utica Shale

During the third quarter, we turned to sales 11 gross (7 net) operated horizontal Utica wells with an average lateral length of approximately 9,400 feet and participated in 12 gross (5 net) non-operated Utica wells turned to sales. In addition, we drilled 2 net and completed 2 net Utica wells during the third quarter for an average cost of $1,100 per lateral foot.

As of September 30, 2016, we have turned to sales 20 gross (13 net) operated and 14 net non-operated Utica producing wells during the year.

Our second horizontal Ohio Utica rig commenced drilling activity in October, and we expect to spud an additional two net operated Utica wells this year.

1.	Pro forma for the Vantage Energy acquisition, which closed on October 19, 2016.

Rice Midstream Holdings LLC

For the three months ended September 30, 2016, gathering volumes averaged 812 MDth/d, a 155% increase over the prior year quarter and a 23% increase relative to second quarter 2016, with 61% attributable to third-party volumes. Compression volumes were 483 MDth/d, a 5% increase relative to second quarter 2016, with 66% attributable to third-party volumes. Gathering and compression revenues totaled $19 million. Operation and maintenance expense totaled $1 million, and operating income was $10.9 million.

For the nine months ended September 30, 2016, gathering volumes averaged 642 MDth/d, a 190% increase over the prior year period, with 63% attributable to third-party volumes. Compression volumes were 436 MDth/d, with 64% attributable to third-party volumes. Gathering and compression revenues totaled $41.5 million. Operation and maintenance expense totaled $2.4 million, and operating income was $18.1 million.

As of September 30, 2016, RMH had $266 million of availability on its revolving credit facility and $27 million of cash on hand, resulting in $293 million of total liquidity.

2016 Rice Energy and RMH Capital Budget and Guidance Update

We updated our 2016 capital budget and net production guidance for the Vantage Energy acquisition, which closed on October 19, 2016. Our revised 2016 estimated E&P capital budget, excluding acquisitions, is $735 million, including $600 million for drilling and completion and $135 million for land capital investments. Our Marcellus drilling and completion activity increased by $40 million to $270 million to reflect ongoing activity across the acquired acreage. Our land capital budget increased by $35 million to $135 million as a result of anticipated organic leasing and leasehold costs associated with the acquired Vantage Energy acreage. Furthermore, we increased our 2016 annual net production guidance range to 780 - 800 MMcfe/d, primarily for the closing of the Vantage Energy acquisition.

2016 Capital Budget ($ in millions)
E&P
Operated Marcellus	$270
Operated Ohio Utica	$240
Non-Operated Ohio Utica	$90

Total Drilling & Completion	$600
Land(1)	$135

Total E&P	$735
Rice Midstream Holdings LLC	$140

1.	Excluding acquisitions.

Our updated 2016 guidance is presented in the table below:

Net Wells	Spud	Online
Operated Marcellus	44	34
Operated Ohio Utica	22	13
Non-operated Ohio Utica	7	14

Total Net Wells	73	61

Lateral Length (ft.) of Wells Turned Online
Operated Marcellus	7,100
Operated Ohio Utica	9,300
Non-operated Ohio Utica	8,200

Total Net Production (MMcfe/d)	780 - 800
% Natural gas	100%
% Operated	90%
% Marcellus	70%
Pricing:
FT Fuel & Variable (Deduction) ($/Mcfe)	$(0.13) - $(0.15)
Heat Content (Btu/Scf)
Marcellus	1050
Utica	1080

Cash Operating Costs ($/Mcfe)
Lease Operating Expense	$0.16 - $0.18
Gathering and Compression	$0.43 - $0.47
Firm Transportation	$0.34 - $0.36
Production Taxes and Impact Fees	$0.03 - $0.05

Total Cash Operating Costs	$0.96 - $1.06
Cash G&A ($ in millions)
E&P	$70 - $75
RMH	$10 - $15

Total Cash G&A	$80 - $90

We are unable to provide a projection of full-year 2016 RMH net income, the most comparable financial measure to RMH Adjusted EBITDA, calculated in accordance with GAAP. We are unable to project RMH net income because this metric includes the impact of certain non-cash items such as depreciation expense that we are unable to project with any reasonable degree of accuracy without unreasonable effort. Please see the “Supplemental Non-GAAP Financial Measures” section of this news release.

Our RMH capital budget decreased to $140 million due to scheduled projects shifting from 2016 to 2017 and reduced pipeline buildout costs. Our RMH Adjusted EBITDA is unchanged, and we expect it to be within a range of $40 - $45 million for 2016.

Preliminary Rice Energy 2017 Outlook

In connection with the Vantage Energy acquisition, we provided a preliminary 2017 outlook for our capital budget and net production. We expect our drilling and completion budget to be within a range of $950 - $1,125 million. Furthermore, we expect 2017 net production to be within a range of 1,280 - 1,355 MMcfe/d, an approximate 67% increase over 2016 estimated net production, based on the mid-point of guidance.

Rice Midstream Partners LP

For the three months ended September 30, 2016, gathering volumes averaged 957 MDth/d, a 43% increase over the prior year quarter and a 2% increase relative to second quarter 2016, with 32% attributable to third-party volumes. Compression volumes were 745 MDth/d, a 1,810% increase over the prior year quarter and a 32% increase relative to second quarter 2016, with 42% attributable to third-party volumes. Fresh water delivery volumes were 135 million gallons or an average of 1.5 MMgal/d, a 41% decrease over the prior year quarter and a 60% decrease relative to second quarter 2016. The anticipated sequential quarter decrease was due to timing of well completion activity by Rice Energy in the quarter.

For the nine months ended September 30, 2016, gathering volumes averaged 909 MDth/d, a 45% increase over the prior year period, with 29% attributable to third-party volumes. Compression volumes were 488 MDth/d, an 821% increase over the prior year period, with 47% attributable to third-party volumes. Fresh water delivery volumes were 932 million gallons or an average of 3.4 MMgal/d, a 62% increase over the prior year period, with 14% attributable to third-party volumes.

RMP controls one of the largest and most concentrated core dry gas acreage dedications in the Marcellus Shale, covering approximately 201,000 acres(1) in Washington and Greene Counties.

Financial Position and Liquidity

The Partnership priced a private placement of 20,930,233 common units for gross proceeds of approximately $450 million on September 30, 2016, and subsequently closed the transaction on October 7, 2016. RMP used the net proceeds from the private placement to fund a portion of the acquisition from Rice Energy of midstream assets associated with the Vantage Energy acquisition.

On October 19, 2016, RMP’s credit facility was increased to $850 million, representing an 89% increase from $450 million.

As of September 30, 2016, RMP had $685 million(2) of availability on its revolving credit facility and $2 million of cash on hand, resulting in $687 million(2) of total liquidity.

On October 20, 2016, RMP declared a quarterly distribution of $0.2370 per unit for the third quarter 2016, an increase of $0.0135 per unit, or 6%, relative to second quarter 2016, which places RMP in the second tier of the IDR splits. The distribution will be payable on November 10, 2016 to unitholders of record as of November 1, 2016.

RMP’s third quarter results were released today and are available at www.ricemidstream.com.

1.	Pro forma for the Vantage Energy midstream assets acquisition, which closed on October 19, 2016.
2.	Pro forma for the RMP private placement of 20,930,233 common units, the borrowings under the RMP credit facility used to fund the Vantage Energy midstream assets acquisition, which closed on October 19, 2016, and the October RMP revolving credit facility increase.

Commodity Hedge Position

As depicted in the table below, following the Vantage Energy acquisition, for 2017 we have 1,136 BBtu/d hedged at a total weighted average floor price of $3.15 per MMBtu, representing approximately 82% of expected production (based on the midpoint of guidance). Please see the “Derivatives Information” table at the end of this press release for more detailed information about our derivatives positions.

Fixed Price Derivatives	4Q16	2017	2018	2019	2020
NYMEX Volume Hedged Excl. Calls (BBtu/d)	742	871	957	480	298
NYMEX Wtd Avg. Fixed Floor Price ($/MMBtu)	$3.28	$3.15	$3.02	$2.96	$2.98
Total Volume Hedged Excl. Calls (BBtu/d)	975	1,136	1,230	577	298
Total Wtd Avg. Fixed Floor Price ($/MMBtu)	$3.09	$2.97	$2.86	$2.87	$2.98

Conference Call

Rice Energy will host a conference call on November 3, 2016 at 10:00 a.m. Eastern time (9:00 a.m. Central time) to discuss third quarter 2016 financial and operating results. To listen to a live audio webcast of the conference call, please visit Rice Energy’s website at www.riceenergy.com. A replay of the conference call will be available for two weeks and can also be accessed from our homepage.

Please visit www.riceenergy.com to view a presentation containing supplemental third quarter 2016 information.

About Rice Energy

Rice Energy Inc. is an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties in the Appalachian Basin. For more information, please visit our website at www.riceenergy.com.

Forward Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than historical facts included or incorporate herein that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), projected operational results, production growth, basis exposure, hedging, the timing and number of well completions, forecasted gathering volumes, revenues, adjusted EBITDAX, distribution growth, distributable cash flow, the timing of completion and nature of midstream projects, business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of our business and operations, plans, market conditions, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although we believe that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas reserves and in projecting future rates of production, cash flow and access to capital; the timing of development expenditures, risks related to joint venture operations, the ultimate timing, outcome and results of integrating the operations of Vantage Energy; the effects of the business combination of Rice Energy and Vantage Energy, including the combined company’s future financial condition, results of operations, strategy and plans; potential adverse reactions or changes to business relationships resulting from fully combining the businesses; and the ability of Rice Energy and RMP to recognize the expected benefits and synergies of the transactions. Information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by us will be realized, or even if realized, that they will have the expected consequences to or effects on us, our business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Contact:

Julie Danvers, Director of Investor Relations

(832) 708-3437

Julie.Danvers@RiceEnergy.com

Rice Energy Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30, 2016		Nine Months Ended September 30, 2016
(in thousands, except share data)	2016	2015	2016	2015
Operating revenues:
Natural gas, oil and natural gas liquids sales	$162,354	$130,145	$397,108	$327,947
Gathering, compression and water distribution	25,176	13,388	73,456	34,755
Other revenue	11,390	88	24,296	3,353

Total operating revenues	198,920	143,621	494,860	366,055
Operating expenses:
Lease operating	11,668	12,325	31,557	35,006
Gathering, compression and transportation	29,597	24,248	84,898	55,510
Production taxes and impact fees	3,695	1,955	8,005	5,103
Exploration	3,396	830	9,934	1,925
Midstream operation and maintenance	4,080	4,831	18,225	10,963
Incentive unit expense (income)	5,920	(686)	44,902	45,870
Acquisition expense	614	—	1,171	—
Stock compensation expense	5,953	4,214	16,994	11,681
Impairment of fixed assets	—	—	2,595	—
General and administrative	24,365	24,113	67,721	62,028
Depreciation, depletion and amortization	83,195	89,275	247,132	227,996
Amortization of intangible assets	411	408	1,222	1,224
Other expense (income)	10,153	(265)	25,800	3,624

Total operating expenses	183,047	161,248	560,156	460,930

Operating income (loss)	15,873	(17,627)	(65,296)	(94,875)
Interest expense	(24,421)	(23,949)	(73,744)	(63,437)
Other (loss) income	(1,900)	698	862	1,894
Gain on derivative instruments	183,915	127,072	52,539	184,729
Amortization of deferred financing costs	(1,247)	(1,313)	(4,416)	(3,722)

Income (loss) before income taxes	172,220	84,881	(90,055)	24,589
Income tax (expense) benefit	(81,142)	(19,797)	45,729	(18,335)

Net income	91,078	65,084	(44,326)	6,254
Less: Net income attributable to noncontrolling interests	(16,665)	(6,134)	(55,535)	(16,833)

Net income (loss) attributable to Rice Energy Inc.	74,413	58,950	(99,861)	(10,579)
Less: Preferred dividends and accretion of redeemable noncontrolling interests	(8,581)	—	(19,983)	—

Net income (loss) attributable to Rice Energy Inc. common stockholders	$65,832	$58,950	$(119,844)	$(10,579)

Weighted average number of shares of common stock—basic	157,021,239	136,381,909	148,911,387	136,330,198
Weighted average number of shares of common stock—diluted	159,111,560	136,521,828	148,911,387	136,330,198
Income (loss) per share—basic	$0.42	$0.43	$(0.80)	$(0.08)
Income (loss) per share—diluted	$0.41	$0.43	$(0.80)	$(0.08)

Rice Energy Inc.

Segment Results of Operations

(Unaudited)

Exploration and Production Segment

	Three Months Ended September 30, 2016		Nine Months Ended September 30, 2016
(in thousands, except volumes)	2016	2015	2016	2015
Operating volumes:
Natural gas production (MMcf)	68,524	55,806	198,269	142,454
Oil and NGL production (MBbls)	35	37	132	216
Total production (MMcfe)	68,733	56,031	199,058	143,752
Operating results:
Operating revenues:
Natural gas, oil and NGL sales	$162,695	$130,145	$397,449	$327,947
Other revenue	11,390	88	24,296	3,353

Total operating revenues	174,085	130,233	421,745	331,300
Operating expenses:
Lease operating	11,668	12,325	31,557	35,006
Gathering, compression and transportation	56,957	41,654	156,467	102,021
Production taxes and impact fees	3,695	1,955	8,005	5,103
Exploration	3,396	830	9,934	1,925
Incentive unit expense (income)	5,751	(453)	42,763	43,930
Acquisition costs	614	—	614	—
Impairment of fixed assets	—	—	2,595	—
Stock compensation expense	4,053	2,657	10,035	7,889
General and administrative	15,934	18,592	45,027	48,007
Depreciation, depletion and amortization	79,736	84,408	234,207	216,665
Other expense (income)	10,063	(71)	25,561	2,979

Total operating expenses	191,867	161,897	566,765	463,525
Operating loss	$(17,782)	$(31,664)	$(145,020)	$(132,225)
Average costs per Mcfe:
Lease operating	$0.17	$0.22	$0.16	$0.24
Gathering and compression	0.44	0.39	0.42	0.37
Transportation	0.39	0.36	0.37	0.34
Production taxes and impact fees	0.05	0.03	0.04	0.04
Exploration	0.05	0.01	0.05	0.01
Incentive unit expense	0.08	(0.01)	0.21	0.31
Stock compensation	0.06	0.05	0.05	0.05
General and administrative	0.23	0.33	0.23	0.33
Depreciation, depletion and amortization	1.16	1.51	1.18	1.51

Rice Midstream Holdings Segment

	Three Months Ended September 30, 2016		Nine Months Ended September 30, 2016
(in thousands, except volumes)	2016	2015	2016	2015
Operating volumes:
Gathering volumes (MDth/d):	812	319	642	221
Compression volumes (MDth/d):	483	—	436	—
Operating results:
Operating revenues:
Gathering revenues	$16,189	$8,691	$33,969	$17,879
Compression revenues	2,796	—	7,540	—

Total operating revenues	18,985	8,691	41,509	17,879
Operating expenses:
Midstream operation and maintenance	960	410	2,418	935
Incentive unit expense	169	(158)	2,139	892
Acquisition expense	—	—	484	—
Stock compensation expense	1,291	452	4,231	476
General and administrative	4,058	1,384	9,958	3,699
Depreciation, depletion and amortization	1,577	928	4,222	1,887
Other expense	—	153	—	153

Total operating expenses	8,055	3,169	23,452	8,042
Operating income	$10,930	$5,522	$18,057	$9,837

Rice Midstream Partners Segment

	Three Months Ended September 30, 2016		Nine Months Ended September 30, 2016
(in thousands, except volumes)	2016	2015	2016	2015
Operating volumes:
Gathering volumes (MDth/d):	957	671	909	629
Compression volumes (MDth/d):	745	39	488	54
Water services volumes (MMgal):	135	227	932	575
Operating results:
Operating revenues:
Gathering revenues	$28,473	$19,722	$80,408	$54,445
Compression revenues	5,030	420	9,931	1,594
Water services revenues	7,564	9,933	51,818	29,107

Total operating revenues	41,067	30,075	142,157	85,146
Operating expenses:
Midstream operation and maintenance	4,559	4,421	17,292	10,028
Incentive unit expense	—	(75)	—	1,048
Acquisition expense	—	—	73	—
Stock compensation expense	609	1,105	2,728	3,316
General and administrative	4,373	4,137	12,736	10,322
Depreciation, depletion and amortization	5,489	4,417	17,714	10,454
Amortization of intangible assets	411	407	1,222	1,223
Other expense	90	(347)	239	492

Total operating expenses	15,531	14,065	52,004	36,883
Operating income	$25,536	$16,010	$90,153	$48,263

Rice Energy Inc.

Supplemental Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDAX and Further Adjusted EBITDAX are supplemental non-GAAP financial measures that are used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income (loss) before non-controlling interest; interest expense; income taxes; depreciation, depletion and amortization; amortization of deferred financing costs; amortization of intangible assets; derivative fair value (gain) loss, excluding net cash receipts on settled derivative instruments; non-cash stock compensation expense; non-cash incentive unit expense; exploration expenses; and other non-recurring items. We define Further Adjusted EBIDAX as Adjusted EBIDAX after non-controlling interest and water revenue adjustment. Neither Adjusted EBITDAX nor Further Adjusted EBITDAX is a measure of net income as determined by United States generally accepted accounting principles, or GAAP.

Management believes Adjusted EBITDAX is a useful measure to the users of our financial statements because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Management believes Further Adjusted EBITDAX is useful because it allows them to assess the level of consolidated leverage of the company and compare this level to peers. The adjustments made to Adjusted EBITDAX to calculate Further Adjusted EBITDAX address the intercompany eliminations of items impacting Adjusted EBITDAX as a result of the consolidation of RMP, the outstanding indebtedness of which is consolidated with that of the company without regard to non-controlling interest. These adjustments include the addition of non-controlling interest as well as a water revenue adjustment attributable to charges for fresh water delivery services and produced water hauling services provided by RMP to the company, a charge that generates revenue for RMP but does not have a corresponding expense at the company level, as such costs are capitalized.

Adjusted EBITDAX and Further Adjusted EBITDAX should not be considered as alternatives to, or more meaningful than, net income as determined in accordance with GAAP or as indicators of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX and Further Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX or Further Adjusted EBITDAX. Our computations of Adjusted EBITDAX and Further Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies. We believe that these measures are widely followed measures of operating performance used by investors.

We have not provided projected RMH net income or a reconciliation of projected RMH Adjusted EBITDA to projected RMH net income, the most comparable financial measure calculated in accordance with GAAP. We are unable to project RMH net income because this metric includes the impact of certain non-cash items such as depreciation expense that we are unable to project with any reasonable degree of accuracy without unreasonable effort. Therefore, we are unable to provide projected RMH net income, or the related reconciliation of projected RMH Adjusted EBITDA to projected net income.

The following table presents a reconciliation of the non-GAAP financial measure of Adjusted EBITDAX to the GAAP financial measure of net income (loss).

(in thousands)	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2016	Twelve Months Ended September 30, 2016
Adjusted EBITDAX reconciliation to net income (loss):
Net Income (loss)	$91,078	$(44,326)	$(318,579)
Interest expense	24,421	73,744	97,753
Depreciation, depletion and amortization	83,195	247,132	341,920
Amortization of deferred financing costs	1,247	4,416	5,818
Amortization of intangible assets	411	1,222	1,630
Acquisition expense	614	1,171	2,406
Impairment of fixed assets	—	2,595	20,845
Impairment of goodwill	—	—	294,908
Gain on derivative instruments (1)	(183,915)	(52,539)	(141,558)
Net cash receipts on settled derivative instruments (1)	34,895	166,350	242,578
Non-cash stock compensation expense	5,953	16,994	21,841
Non-cash incentive unit expense	5,920	44,902	35,129
Income tax expense (benefit)	81,142	(45,729)	(51,946)
Gain from sale of interest in gas properties	—	—	(953)
Exploration expense	3,396	9,934	11,146
Acquisition break-up fee	—	(1,939)	(1,939)
Other expense	1,704	5,127	5,883
Non-controlling interest	(16,665)	(55,535)	(62,039)

Adjusted EBITDAX(2)	$133,396	$373,519	$504,843

1.	The adjustments for the derivative fair value (gains) losses and net cash receipts on settled commodity derivative instruments have the effect of adjusting net income (loss) for changes in the fair value of derivative instruments, which are recognized at the end of each accounting period because we do not designate commodity derivative instruments as accounting hedges. This results in reflecting commodity derivative gains and losses within Adjusted EBITDAX on a cash basis during the period the derivatives settled.
2.	Excluded from the above Adjusted EBITDAX reconciliation is the impact of non-controlling interest and the elimination of intercompany water revenues between Rice Energy subsidiaries and Rice Midstream Partners of $16.7 million and $7.5 million for the three months ended September 30, 2016, respectively, and $55.5 million and $38.6 million for the nine months ended September 30, 2016, respectively. When including these impacts, our Further Adjusted EBITDAX is $157.6 million for the three months ended September 30, 2016, and our consolidated net debt to LTM Further Adjusted EBITDAX ratio is 1.4x.

Rice Energy Inc.

Supplemental Non-GAAP Financial Measure

(Unaudited)

Adjusted net income (loss) is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define adjusted net income (loss) as net income (loss) before derivative fair value (gain) loss, excluding net cash receipts on settled derivative instruments incentive unit expense and other non-recurring items. Adjusted net income (loss) is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP.

We believe that many investors use adjusted net income (loss) in making investment decisions and in evaluating our operational trends and our performance relative to other oil and gas producing companies.

The following table presents a reconciliation of the non-GAAP financial measure of adjusted net income (loss) to the GAAP financial measure of net income (loss).

(in thousands)	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2016
Reconciliation to net income (loss) attributable to Rice Energy Inc:
Net income (loss) attributable to Rice Energy Inc.	$74,413	$(99,861)
Impairment of fixed assets	—	2,595
Gain on derivative instruments (1)	(183,915)	(52,539)
Net cash receipts on settled derivative instruments (1)	34,895	166,350
Incentive unit expense	5,920	44,902
Other expense	1,704	5,127
Income tax effect of reconciling items	67,765	(120,128)

Adjusted net income (loss) attributable to Rice Energy Inc.	$782	$(53,554)

1.	The adjustments for the derivative fair value (gains) losses and net cash receipts on settled commodity derivative instruments have the effect of adjusting net income (loss) for changes in the fair value of derivative instruments, which are recognized at the end of each accounting period because we do not designate commodity derivative instruments as accounting hedges. This results in reflecting commodity derivative gains and losses within adjusted net income on a cash basis during the period the derivatives settled.

Rice Energy Inc.

Supplemental Balance Sheet Data

(Unaudited)

(in thousands)	September 30, 2016	Adjusted	Pro forma September 30, 2016
Cash and cash equivalents	$1,543,088	$(976,000)	$567,088
Long-term debt
Senior Secured Revolving Credit Facility	—	—	—
6.25% Senior Notes Due April 2022(1)	$887,413	—	$887,413
7.25% Senior Notes Due May 2023(2)	391,169	—	391,169
Midstream Holdings Revolving Credit Facility	34,000	—	34,000
RMP Revolving Credit Facility	—	165,000	165,000

Total long-term debt	$1,312,582	$—	$1,477,582

Net debt (cash)	$(230,506)	$—	$910,494

1.	Net of unamortized deferred finance costs of $12,587.
2.	Net of unamortized deferred finance costs of $6,337.

Rice Energy Inc.

Derivatives Information

(Unaudited)

The table below provides data associated with our derivatives as of October 31, 2016 for the periods indicated:

All-In Fixed Price Derivatives	4Q16	2017	2018	2019	2020
NYMEX Natural Gas Swaps:
Volume Hedged (BBtu/d)	702	556	642	290	298
Wtd Average Swap Price ($/MMBtu)	$3.30	$3.24	$2.98	$2.95	$2.98
NYMEX Natural Gas Collars:
Volume Hedged (BBtu/d)	40	260	285	170	—
Wtd Average Floor Price ($/MMBtu)	$2.89	$3.09	$3.15	$3.00	$—
Wtd Average Call Price ($/MMBtu)	$3.58	$3.62	$3.63	$3.52	$—
NYMEX Natural Gas Calls:
Volume Hedged (BBtu/d)	—	50	80	110	135
Wtd Average Price ($/MMBtu)	$—	$3.60	$3.48	$3.55	$3.47
NYMEX Natural Deferred Puts:
Volume Hedged (BBtu/d)	—	55	30	20	—
Wtd Avg. Net Floor Price ($/MMBtu)	$—	$2.50	$2.77	$2.80	$—
NYMEX Volume Excl Calls (BBtu/d)	742	871	957	480	298
NYMEX Volume Incl Calls (BBtu/d)	742	921	1,037	590	433
Swap, Collar & Put Floor ($/MMBtu)	$3.28	$3.15	$3.02	$2.96	$2.98
WAHA Natural Gas Swaps
Volume Hedged (BBtu/d)	56	45	15	5	—
Wtd Average Swap Price ($/MMBtu)	$3.04	$3.07	$3.01	$3.29	$—
Dominion Natural Gas Swaps
Volume Hedged (BBtu/d)	177	219	257	92	—
Wtd Average Swap Price ($/MMBtu)	$2.29	$2.24	$2.23	$2.34	$—
Total Fixed Price Derivatives
Volume Hedged Excl. Calls (BBtu/d)	975	1,136	1,230	577	298
Volume Hedged Incl. Calls (BBtu/d)	975	1,186	1,310	687	433
Wtd Average Swap Price ($/MMBtu)	$3.09	$2.97	$2.86	$2.87	$2.98
Basis Contract Derivatives
Appalachian Basis Swaps
Volume Hedged (BBtu/d)	165	173	170	240	252
Wtd Average Swap Price ($/MMBtu)	$(1.19)	$(1.03)	$(0.67)	$(0.59)	$(0.56)

All-In Fixed Price Derivatives	4Q16	2017	2018	2019	2020
Other Basis Swaps
Volume Hedged (BBtu/d)	367	212	104	45	20
Wtd Average Swap Price ($/MMBtu)	$(0.12)	$(0.12)	$(0.13)	$(0.18)	$(0.12)
Physical Triggered Basis
Appalachian Fixed Basis (Physical)
Volume Hedged (BBtu/d)	21	—	4	25	45
Wtd Average Swap Price ($/MMBtu)	$(0.79)	$—	$(0.58)	$(0.58)	$(0.61)
Other Fixed Basis (Physical)
Volume Hedged (BBtu/d)	131	147	125	92	42
Wtd Average Swap Price ($/MMBtu)	$(0.13)	$(0.12)	$(0.14)	$(0.16)	$(0.15)
Total Basis Swaps
(Financial + Physical)
Volume Hedged (BBtu/d)	684	533	403	402	359
Wtd Average Swap Price ($/MMBtu)	$(0.40)	$(0.42)	$(0.37)	$(0.45)	$(0.49)